Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

SideChannel, Inc.

(Name of Issuer)

SideChannel, Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,463,422.48	(1)	$0.00014760	$658.80	(2)
Fees Previously Paid
Total Transaction Valuation	$4,463,422.48
Total Fees Due for Filing				$658.80
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$658.80

(1) Estimated for purposes of calculating the amount of the filing fee only. SideChannel, Inc. (“SideChannel” or the “Company”) is offering to holders of certain of its warrants, as more fully described herein, the opportunity to exchange such warrants for shares of the Company’s common stock, par value $0.001 per share (“Shares” or “Common Stock”) by tendering six (6) warrants with an exercise price of $0.36 in exchange for one (1) share of our Common Stock and to exchange such warrants for new warrants (“New Warrant” or “New Warrants”) by tendering two and one-half (2.5) warrants with an exercise price of $0.36 in exchange for one (1) New Warrant. The amount of the filing fee assumes that all outstanding warrants that are the subject of the offer will be exchanged and is calculated pursuant to Rule 0-11(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The transaction value was determined assuming that all warrants to purchase SideChannel’s Common Stock eligible to participate in the Offer are exchanged, and that the approximately 9,276,824 Shares issued as a result of the Offer have an aggregate value of $463,841.20 calculated based on the average of the low and high trading price on October 31, 2023 which was $0.05, and that the approximately 22,219,896 New Warrants issued as a result of the Offer have an aggregate value of $3,999,581.28 calculated using an exercise price of $0.18.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11(b) under the Exchange Act, equals $147.60 per million dollars of the transaction valuation.